Exhibit 10.1

ASSET PURCHASE AND SALE AGREEMENT

This ASSET PURCHASE AND SALE AGREEMENT (the “Agreement”) is entered into as of this  31st day of July, 2020, by and among RigMax LLC, a Texas limited liability company (“Parent”), RigMax H2O, LLC, a Texas limited liability company (the “Buyer”), and Water Now, Inc., a Texas corporation (“Water Now”), by and on behalf of itself and its subsidiary company, HydraSpin USA, Inc., a Texas corporation (“HydraSpin”). Each of Water Now and HydraSpin are individually a “Seller”, and are collectively, the “Sellers”. Buyer and Sellers are individually a “Party” and collectively the “Parties”.

W I T N E S S E T H:

WHEREAS, Sellers conduct the Business and own the necessary assets to conduct the Business; and

WHEREAS, Sellers desire to transfer, and Buyer desires to acquire by itself or through Buyer Assignees certain assets, properties, rights, accounts, leases, contracts, and other assets of the Sellers of every kind, nature and description (wherever located), as the same shall exist on the Closing Date that are used in the conduct of the business of the Sellers, which provides turnkey and specialty services to a wide range of non-profit, industrial and energy sector clients (the “Business”);

NOW, THEREFORE, in consideration of the mutual premises and covenants, agreements, representations and warranties contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged and agreed, the Parties covenant and agree as follows:

Article I
DEFINITIONS; CERTAIN RULES OF CONSTRUCTION

Section 1.01.      Definitions. The following terms have the following meanings:

“Affiliate” means, with respect to any Person, (a) a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified, (b) each Person who is at such time an officer or director of, or direct or indirect beneficial holder, to Sellers’ knowledge, of at least 20% of any class of equity Securities of, such specified Person, (c) each Person that is managed by a common group of executive officers and/or directors as such specified Person, (d) the Members of the Immediate Family (i) of each officer, director or holder described in clause (b) and (ii) if such specified Person is an individual, of such specified Person and (e) each Person of which such specified Person or an Affiliate (as defined in clauses (a) through (d)) thereof will, directly or indirectly, beneficially own at least 20% of any class of equity Securities at such time. For purposes of this definition, “control” (including the correlative terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting equity interest, by contract or otherwise.

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“Assets” means, with respect to Sellers, all assets (other than the Excluded Assets), including all cash and cash equivalents, businesses, properties, rights, accounts, leases, contracts, machinery, equipment, furniture, fixtures, Books and Records, transferable licenses, transferable permits, transferable franchises, goodwill, of every nature, kind and description, tangible and intangible, owned or leased, wheresoever located (whether in the United States or otherwise) and whether or not carried or reflected on the Books and Records of Sellers utilized in the Business.

“Books and Records” means all books and records pertaining to Sellers, of any and every kind, including client and customer lists, referral sources, research and development reports, operating guides and manuals, financing and accounting records, programs, inventory lists, correspondence, compact disks, compact disk lists, account ledgers, files, reports, plans, advertising materials, promotional materials, drawings and operating records of every kind, including all disk or tape files, printouts, runs or other computer-prepared information.

“Business Day” means any day that is not a Saturday, Sunday, legal holiday or other day on which banks are required to be closed in Houston, Texas.

“Business Employee” means any employee, consultant or independent contractor who is on the payroll of either Seller (including any employee, consultant or independent contractor who is paid through a payroll service), who is employed by or associated with either Seller whether such person is actively at work or on leave of absence, disability or medical leave.

“Buyer Indemnified Parties” has the meaning specified in Section 6.01.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §§ 9601 et seq.

“Claim” means any claim, demand, citation, notice of potential responsibility or Liability, information request by a Governmental Body, Order or Proceeding.

“Closing Date Balance Sheet” means a balance sheet of Seller as of the Closing Date prepared by Seller in a manner consistent with the preparation of the Financials Statements and in accordance with Seller’s normal financial practices.

"Code” means the Internal Revenue Code of 1986, as amended, or the corresponding provisions of any successor statute.

“Confidential Information” means all confidential information and trade secrets of the Sellers including any of the same comprising (a) the identity, lists or descriptions of any customers, referral sources or organizations; (b) financial statements, cost reports or other financial information; (c) Contract proposals, or bidding information; (d) business plans and training and operations methods and manuals; (e) personnel records; (f) information concerning fee structures; (g) management systems, policies or procedures, including related forms and manuals; and (h) all Books and Records not already included in (a) through (g) of this definition. Confidential Information shall not include any information (i) which is disclosed pursuant to subpoena or other legal process, (ii) which has been publicly disclosed, (iii) which subsequently becomes legally known and is not in violation of any obligation of confidentiality of the disclosing Person, or

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(iv) which is subsequently disclosed by any third Person not in breach of a confidentiality agreement.

“Contract” means any loan or credit agreement, note, bond, mortgage, indenture, lease, sublease, purchase order or other agreement, commitment, understanding or instrument.

“Disclosure Schedule” means the disclosure schedule to this Agreement, which is incorporated in its entirety in, and forms part of, this Agreement.

“Distributions” means, with respect to any Person, (a) the payment of any dividend on or in respect of capital stock or any other Security of such Person, (b) the purchase, redemption, or other retirement of any capital stock or any other Security of such Person, directly by such Person or indirectly through a Subsidiary of such Person or otherwise, (c) the return of capital by such Person to its equity holders, (d) any other distribution on or in respect of any capital stock or any other Security of such Person or (e) any increase in, or material change that results in an increase to, the compensation or other benefits or benefits plan of such Person (including the payment or commitment to pay any bonus, pension, retirement allowance, severance or other benefit), which increase or material change is not required by an existing employment agreement or employee benefit plan.

“Encumbrance” means, with respect to any Asset, any lien, mortgage, deed of trust, pledge, hypothecation, security interest, encumbrance, easement, right of way, zoning ordinance, encroachment, claim, lien, lease (including any capitalized lease) or charge of any kind, whether voluntarily incurred or arising by operation of Law or otherwise, including any agreement to give or grant any of the foregoing, any conditional sale or other title retention agreement.

“Environmental Claims” means all Claims pursuant to Environmental Laws.

“Environmental Laws” means any Laws (including CERCLA), relating to the Remediation, generation, production, installation, use, storage, treatment, transportation, Release, threatened Release, or disposal of Hazardous Materials, or the protection of human health, safety, natural resources, animal health or welfare, or the environment.

“Environmental Permits” means any Governmental Permits under any Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means, with respect to any Person, any other Person that, together with such Person, would be treated as a single employer under Section 414 of the Code or Section 4001 of ERISA.

“Excluded Assets” means cash, cash equivalents, organizational documents, minute books, stock records, Tax returns, books of account or other records having to do with the corporate organization of Sellers, permits that are not transferable, and those items listed on Section 5.11 of the Disclosure Schedule.

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“Fundamental Documents” means the documents by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Fundamental Documents” of a corporation would be its articles of incorporation and by-laws and the “Fundamental Documents” of a limited liability company would be its certificate of formation and company agreement.

“GAAP” means United States generally accepted accounting principles, consistently applied and consistent with the past practice of the entity in question and on a basis consistent with the basis on which the Balance Sheet and the other financial statements referred to in Section 3.10 were prepared.

“Governmental Body” means any foreign, federal, state, local or other government, governmental body, authority, regulatory body, instrumentality, department, commission, board, bureau, agency, court or arbitral body.

“Governmental Permits” means all licenses, certificates, privileges, immunities, approvals, franchises, authorizations and permits held or applied for by Sellers from any Governmental Body.

“Hazardous Materials” means any wastes, substances, radiation, or materials (whether solids, liquids or gases): (a) which are hazardous, toxic, infectious, explosive, radioactive, carcinogenic, or mutagenic; (b) which are or become defined as “pollutants,” “contaminants,” “hazardous materials,” “hazardous wastes,” “hazardous substances,” “toxic substances,” “radioactive materials,” “solid wastes,” or other similar designations in, or otherwise subject to regulation under, any Environmental Laws; (c) which contain without limitation polychlorinated biphenyls (PCBs), methyl-tertiary butyl ether (MTBE), asbestos or asbestos-containing materials, lead-based paints, urea-formaldehyde foam insulation, or petroleum or petroleum products (including crude oil or any fraction thereof); or (d) which pose a hazard to human health, safety, natural resources, employees, or the environment.

“Indebtedness” means all obligations (including all obligations in respect of principal, accrued interest, penalties, fees and premiums): (a) for money borrowed (including overdraft facilities), whether or not evidenced by bonds, debentures, notes or other similar instruments (including any obligations under any letter of credit, banker’s acceptance or related reimbursement agreement, to the extent drawn); (b) drawn under any letters of credit; (c) under Contracts related to interest rate protection, swap agreements and collar agreements; (d) in respect of the deferred purchase price of property, good or services (other than trade accounts payable or other current liabilities incurred in the Ordinary Course of Business); (e) under capital leases; (f) for guaranteed obligations of the types described in clause (a)-(e) (each individually and collectively a “Guaranteed Obligation”), of any other Person; and (g) for any accrued interest, prepayment premiums or penalties or other costs, fees or expenses related to any of the foregoing.

“Indemnifiable Costs” means any loss, Liability, Claim, action, cause of action, cost, damage, deficiency, Tax (including any Taxes imposed with respect to any indemnity payments for any such Loss that would not otherwise have been imposed upon such Party in the absence of the indemnity as a result of the transactions contemplated under this Agreement), penalty, fine or expense, whether or not arising out of any Claims by or on behalf of any Party to this Agreement

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or any third Person, including interest, penalties, reasonable attorneys’ fees, disbursements and related charges and all amounts paid in investigation, defense or settlement of any of the foregoing which any such Party may suffer, sustain or become subject to, as a result of, in connection with, relating or incidental to or by virtue of any indemnifiable event or condition.

“IRS” means the United States Internal Revenue Service.

“Key Business Employee” means Business Employee(s) who are identified on Exhibit A with whom Buyer shall have entered into an employment or consulting agreement and Intellectual Property contribution agreement satisfactory to Buyer that secures the Key Business Employee’s services to Buyer as of the Closing.

“Knowledge” means, with respect to any Person: actual knowledge of such Person after reasonable inquiry. For the avoidance of doubt, the knowledge of the Sellers shall mean the knowledge of David King, after reasonable inquiry.

“Law(s)” means any foreign, federal, state and local laws, statutes, regulations, rules, codes or ordinances enacted, adopted, issued or promulgated by any Governmental Body or common law.

“Leases” means all leases, tenancy and occupancy agreements with respect to any of the Leased Real Property or any portion thereof.

“Liability” means any liability or obligation or Guaranteed Obligation, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, and whether due or to become due, regardless of when asserted.

“Material Adverse Effect” means any circumstance, change in, or effect on Sellers that is materially adverse to the Business, properties, Assets, Liabilities, condition (financial or otherwise), operations, prospects, earnings or results of operations of Sellers, taken as a whole. Material Adverse Effect shall not, however, be deemed to include any effect on the referenced Party which is caused by (a) any changes, conditions or effects in the United States or foreign economies or securities or financial markets in general that causes a disparate affect to the industries in which the Sellers operate versus the overall economy; (a) changes in Laws or interpretations thereof that are generally applicable to the Business, (b) changes in GAAP that are generally applicable to the Business, (c) expenses incurred in connection with the transactions contemplated hereby, (d) actions or omissions of a Party taken with the prior informed written consent of the other Party or Parties or in contemplation of the transactions contemplated hereby or required or permitted by this Agreement, or (e) conditions caused by acts of terrorism or war.

“Members of the Immediate Family” means, with respect to any individual, (a) such Person’s spouse, (b) each parent, brother, sister or child of such Person or such Person’s spouse, (c) the spouse of any Person described in clause (b) above, (d) each child of any Person described in clauses (a), (b) or (c) above, (e) each trust for the benefit of one or more of the Persons described in clauses (a) through (d) above and (f) each custodian or guardian of any property of one or more of the Persons described in clauses (a) through (e) above in his capacity as such custodian or guardian.

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“Order” means any judgment, order, award or decree of any Governmental Body against either Seller.

“Ordinary Course of Business” means an action taken by any Person in the ordinary course of such Person’s business which is consistent with the past customs and practices of such Person (including past practice with respect to quantity, amount, magnitude and frequency, standard employment and payroll policies and past practice with respect to management of inventory and other working capital), and which is taken in the ordinary course of the normal day-to-day operations of such Person.

“OSHA” means the Occupational Safety and Health Act, 29 U.S.C. §§ 651 et seq.

“Permitted Exception” means (a) Encumbrances for Taxes and other Governmental Body charges, assessments or levies which are not yet due and payable, that are being contested in good faith by appropriate procedures, or that relate to the time period after the Closing Date, (b) statutory Encumbrances of landlords and Encumbrances of carriers, warehousemen, mechanics and materialmen and other like Encumbrances imposed by Law arising in the Ordinary Course of Business of the Sellers for sums not yet due and payable, (c) other Encumbrances or imperfections on title to Assets which are not material in amount or do not materially detract from the value or the existing use of the Assets affected by such Encumbrances or imperfection, (d) Encumbrances not created by Sellers that affect the underlying fee interest of any Leased Real Property leased by Sellers but which do not materially interfere with the ordinary conduct of the Business and will not materially interfere with the quiet enjoyment of such Leased Real Property during the term of such Leased Real Property, (e) Encumbrances arising under the applicable Lease and under equipment leases with third parties to the extent such Encumbrances and lease agreements have been specifically disclosed under this Agreement, (f) Encumbrances created by or through the Buyer, and (g) those Encumbrances identified on Section 1.01 of the Disclosure Schedule.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization or Governmental Body.

“Proceeding” means any action, suit, proceeding, complaint, charge, hearing inquiry or investigation including any of the same before or by any Governmental Body.

“Proxy Statement” means a proxy statement pursuant to Section 14(a) of the Securities Exchange Act of 1934.

“Related Party Loans” means all outstanding amounts payable to, or receivable by Sellers from any present or former stockholder or holder of equity Securities, or any of the officers, directors or employees, of Sellers or any of their Subsidiaries, or any of their respective Affiliates, including the loans set forth in Section 3.22 of the Disclosure Schedule.

“Release” means any presence, emission, spill, seepage, leak, escape, leaching, discharge, injection, pumping, pouring, emptying, dumping, disposal, migration, or release of Hazardous Materials from any source into or upon the environment, including the air, soil, improvements, surface water, groundwater, the sewer, septic system, storm drain, publicly owned treatment works, or waste treatment, storage or disposal systems.

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“Remediation” means any investigation, clean-up, removal action, remedial action, restoration, repair, response action, corrective action, monitoring, sampling and analysis, installation, reclamation, closure, or post-closure in connection with the suspected, threatened or actual Release of Hazardous Materials.

“Representatives” means, with respect to any Person, such Person’s authorized representatives, including accountants, investment brokers, consultants and attorneys or any other agents.

“Securities” means, with respect to any Person, such Person’s “securities” as defined in Section 2(a)(1) of the Securities Act and includes such Person’s capital stock, membership interests or units or other equity interests or any options, warrants or other securities or rights that are directly or indirectly convertible into, or exercisable or exchangeable for, such Person’s capital stock or other equity interests.

“Securities Act” means the Securities Act of 1933, as amended.

“Subsidiary(ies)” means, with respect to any Person, any other Person with respect to which such initial Person (a) has the power to vote or direct the voting of sufficient Securities to elect a majority of the members of the board of directors (or similar governing body) of such Person, or (b) owns a majority of the ownership interests or capital stock of such Person.

“Tax” or “Taxes” means any federal, state, local or foreign income, alternative or add-on minimum, gross income, gross receipts, windfall profits, severance, property, production, sales, use, transfer, gains, license, excise, employment, payroll, withholding or minimum, transfer, goods and services, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, or additional amount imposed thereon by any Governmental Body.

“Tax Return” means any return, report or similar statement required to be filed with respect to any Taxes (including any attached schedules), including any information return, claims for refund, amended return and declaration.

“Transaction Documents” means, collectively, this Agreement, the Escrow Agreement, employment or consulting agreements with Key Business Employees letters of resignation and such other documents, certificates and agreements delivered pursuant to any of the foregoing.

“Transfer” means any sale, assignment, exchange, gift, or other disposition of any kind, voluntary or involuntary, and the creation or existence of any Encumbrance of any kind whatsoever, whether direct or indirect, or voluntary or involuntary, by operation of Law or otherwise.

Section 1.02.      Rules of Construction. Except as otherwise explicitly specified to the contrary, (a) each reference to the Preamble or Recitals, or a Section, Article, Exhibit or Schedule means a Section or Article of, or the Preamble, Recitals, Schedule or Exhibit to this Agreement, unless another agreement is specified, (b) the word “including” will be construed as “including without limitation,” (c) references to a particular statute or regulation include all rules and regulations thereunder and any predecessor or successor statute, rules or regulation, in each case

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as amended or otherwise modified from time to time, (d) words in the singular or plural form include the plural and singular form, respectively and (e) references to a particular Person include such Person’s successors and assigns to the extent not prohibited by this Agreement. The terms “hereof”, “herein”, “hereunder”, “hereto” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement and not to any particular provision of this Agreement. The word “or” shall not be exclusive. All references herein to “dollars” or “$” are to United States dollars. Any accounting term used in this Agreement shall have, unless otherwise specifically provided herein, the meaning customarily given such term in accordance with GAAP and all financial computations hereunder will be computed, unless otherwise specifically provided herein, in accordance with GAAP consistently applied on a basis with the Balance Sheet of Sellers. All references herein to any period of days shall mean the relevant number of calendar days unless otherwise specified.

Article II
AGREEMENT OF PURCHASE AND SALE; CLOSING

Section 2.01.      Agreement to Sell and Purchase. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing and in exchange for payment of the Purchase Price as described in Section 2.02, the Sellers shall sell and deliver to the Buyer, and the Buyer shall purchase from the Sellers as the same shall exist on the Closing Date, all of Sellers’ rights in the following:

(a)               All Assets of the Sellers used in the Business, including but not limited to those listed in Schedule 2.01(a);

(b)               all tangible property, Accounts Receivable, notes receivable, inventories, spare parts, prepayments, deferred items, work in process, supplies, leaseholds, leasehold improvements, tools, fixtures, machinery, equipment, furniture, office furnishings and fixtures of Sellers existing on the Closing Date;

(c)               all trademarks and trade names, trademark and trade name registrations, service marks and service mark registrations, copyrights, copyright registrations, the applications therefor and the licenses thereto, together with the goodwill and the Business appurtenant thereto; excluding, however, all intangible intellectual property and trade secrets that are used pursuant to certain licensing arrangements to Sellers and which intangible intellectual property shall be conveyed hereunder;

(d)               all drawings, blueprints, specifications designs and data owned by Sellers on the Closing Date;

(e)               all catalogues, brochures, sales literature, promotional material and other selling material of Sellers;

(f)                all files, documents, papers, agreements, books of account and other records pertaining to the Assets which are located at the offices, plants, warehouses or other locations used in connection with the Assets;

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(g)               all rights of Sellers under all contracts, agreements, licenses, leases, sales orders, purchase orders and other commitments Buyer will assume pursuant to Section 1.3 hereof; and

(h)               all application and operating computer software programs listed in Section 2.01(h) of the Disclosure Schedule attached hereto, the exclusive worldwide rights to market and service such programs, all trade secrets and processes relating to such programs, all current, previous, enhanced and developmental versions of the source and object codes and any variations thereof, and all documentation related thereto, all design specifications therefor, all maintenance and installation job control language, all copyrights pertaining to such programs, the programs, operators, the user documentation, the systems, documentation and manuals (including all flowcharts, systems, procedures and program component descriptions), all procedures for the modification and preparation for the release of enhanced versions of such programs, and all available testing data relative to the installation and checkout of such programs; and

(i)                 all other assets and rights of every kind and nature, real or personal, tangible or intangible, which are owned and used by Sellers in the Business except for Excluded Assets.

Sellers shall deliver to Buyer on the Closing Date possession of the originals and all copies of all Assets referred to in Section 2.01 hereof, and neither Sellers nor any of its or their stockholders, directors, officers, employees or Affiliates shall retain any copies of such Assets after the Closing Date.

Section 2.02.      Purchase Price. In consideration for the purchased Assets and the fulfillment of the obligations set forth herein, the Buyer shall pay to the Sellers Thirty Million Dollars ($30,000,000) minus any amounts paid as deposits under the Letter of Intent dated June 2, 2020 between Buyer and the Sellers (the “Deposits”) and minus the Retention Escrow Amount (collectively, the Deposits, the Retention Escrow Amount and the cash consideration paid at Closing shall be the “Purchase Price”). Buyer and Sellers shall mutually coordinate on a date and time upon which the meeting of Water Now shareholders shall be scheduled to consider the Water Now Shareholder Approval for a date that is within 45 days of the day Water Now is eligible to mail a definitive proxy statement to its shareholders under applicable law. Within three (3) days prior to such scheduled meeting, Buyer shall deposit the Purchase Price, less the Deposits, in the closing escrow account (the “Closing Escrow Account”) to be disbursed at the Closing. At Closing, Buyer shall cause the escrow agent to deliver:

(a) an amount equal to the sum of (i) the Purchase Price less (ii) the Retention Escrow Amount less (iii) the Deposits less and (iii) the amounts required in Section 2.02 (b), by wire transfer in U.S. Dollars in immediately available funds to a U.S. bank account in accordance with written instructions delivered by Sellers to Buyer prior to the Closing;

(b) amounts sufficient to resolve the Liabilities in Section 3.06(b) in amounts and according to wire instructions provided by Seller; and

(c) pursuant to the terms of the Escrow Agreement, an amount equal to One Million U.S. Dollars ($1,000,000) (the “Retention Escrow Amount”) by wire transfer in immediately available funds to a bank account designated by the Retention Escrow Agent (the “Retention

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Escrow Account”), with the Retention Escrow Amount to be held and disbursed by the Retention Escrow Agent in accordance with the terms of, and at the time or times set forth in, the Escrow Agreement.

Section 2.03.      Closing. The closing of the purchase and sale of the Assets contemplated by this Agreement (the “Closing”) will take place at the offices of Gray Reed & McGraw LLC, 1601 Elm Street, Suite 4600, Dallas, Texas, at a date which is no later than seven (7) Business Days following the date on which the conditions set forth in Article II hereof have been fully satisfied or waived, or at such other place or on such other date as may be mutually agreeable to the Parties. The date and time of Closing are referred to in this Agreement as the Closing Date. The effective time of the consummation of the transactions contemplated by this Agreement shall be 12:01 a.m. on the Closing Date or such later time and date as the parties agree (the “Effective Date”).

Section 2.04.      Assumed Liabilities. Subject to the terms and conditions set forth herein, Buyer shall assume and agree to pay, perform and discharge the following Liabilities of Sellers (collectively, the “Assumed Liabilities”):

(a)               all Liabilities in respect of all Contracts of Sellers to be assigned to Buyer at Closing, but only to the extent that such Liabilities thereunder are required to be performed after the Closing Date and do not relate to any failure to perform, improper performance, warranty or other breach, default or violation by Sellers on or prior to the Closing; and

(b)               Liabilities, including warranty Liabilities, for products sold by Sellers prior to the Closing Date; and those Liabilities of Sellers set forth on Section 2.04(b) of the Disclosure Schedule.

Section 2.05.      Excluded/Non-Assumed Liabilities. Except as otherwise provided herein, Buyer is not assuming, and shall not be deemed to have assumed, any liabilities or obligations of Sellers of any kind or nature whatsoever. Except as provided for in Section 2.04 or as otherwise specifically provided in this Agreement, it is hereby agreed that Buyer is not assuming, and shall not be deemed to have assumed, any liability and shall not have any obligation for or with respect to any liability or obligation of the Sellers (a) for any related party trade accounts payable, (b) under any employee benefit plan of the respective Seller, (c) in respect of (i) any sales, use or excise taxes, income taxes, taxes based on or measured by income or franchise taxes attributable to periods or events prior to or ending on the Closing Date or (ii) any of the foregoing or any other taxes, legal, accounting, brokerage, finder’s fees, or other expenses of whatsoever kind or nature incurred by Sellers or any Affiliate, stockholder, director, employee or officer of each Seller as a result of the consummation of the transactions contemplated by this Agreement or (d) arising out of any Proceeding based upon an event occurring or a Claim arising (1) prior to the Closing Date or (2) after the Closing Date in the case of Claims in respect of products sold by Sellers prior to the Closing Date and attributable to acts performed or omitted by Sellers prior to the Closing Date.

Section 2.06.      Conditions to Closing.

(a)               The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions and the delivery by Sellers

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of documentation reasonably satisfactory to Buyer evidencing the satisfaction of such conditions on or before the Closing Date:

(i)                 The representations and warranties set forth in Article III hereof will be true and correct in all respects at and as of the Closing Date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date), except where the failure of such representations and warranties to be true and correct would not have a Material Adverse Effect;

(ii)              Sellers will have performed and complied with all of the covenants and agreements required to be performed by Sellers under this Agreement prior to the Closing;

(iii)            There will have been no change in the Business of Sellers that is reasonably anticipated to or has caused a Material Adverse Effect;

(iv)             All third-party consents that are required for the consummation by Sellers of the transactions as contemplated hereby, including the assignment of any Contracts or agreements included in the Assets, and the approval of the shareholders of Water Now (the “Water Now Shareholder Approval”), will have been obtained on terms reasonably satisfactory to Buyer;

(v)               All governmental filings, authorizations and approvals that are required for the consummation of the transactions contemplated will have been duly made and obtained on terms reasonably satisfactory to Buyer;

(vi)             No Proceeding will be pending or threatened wherein an unfavorable judgment, decree, injunction or order would prevent the carrying out of this Agreement or any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement or cause such transactions to be rescinded, or might adversely affect the right of Seller to own, operate or control the Business;

(vii)          A good standing certificate of Seller from the State of Texas and good standing certificates or the equivalent for each jurisdiction in which Seller is required to be qualified to do business, dated as of a date within seven (7) days prior to the Closing Date;

(viii)        The Certificate of Formation, certified by the State of Texas, and bylaws of each Seller, certified by its Secretary;

(ix)             Completion, to Buyer’s satisfaction, of a financial, technical and legal due diligence investigation of Sellers by Buyer, conducted by such accountants, technical employees and attorneys as Buyer may desire, confirming Buyer’s satisfaction that the assets, liabilities, obligations, revenues, permits, projections, vendor relations, customer base, business operations and tax liabilities of Sellers are as represented and that the financial information submitted has been prepared in accordance with GAAP. Confirmation of the customer base shall include the right of Buyer to contact such customers and conduct such due diligence investigation relating to customer relations as Buyer deems necessary or appropriate; provided, however, that unless Buyer provides notice of termination based on this subsection by August 28, 2020, the foregoing condition shall be deemed waived;

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(x)               Buyer shall have received the Closing Date Balance Sheet prepared by the Seller evidencing to Buyer that upon Closing Seller shall deliver all Assets free and clear of any actual or claimed Encumbrance or Indebtedness;

(xi)             At the Closing, Buyer shall have received a letter from the chief executive officer of the Sellers, dated the Closing Date, to the effect that nothing has come to his attention which, in his judgment, would indicate that there has been any Material Adverse Effect on Sellers since December 31, 2019 except as contemplated by this Agreement or disclosed in the Disclosure Schedule;

(xii)          The delivery of a fairness opinion by a firm selected by Sellers and approved by Buyers stating that in such firm’s opinion the Purchase Price is fair, from a financial perspective;

(xiii)        Delivery of a fully executed Escrow Agreement;

(xiv)         All of the Key Business Employee(s) (except any who are deceased or disabled) shall continue to be employed by one of the Sellers as of the Closing Date, or are under contract to one of the Sellers on substantially the same terms as on the Effective Date and each shall have executed a similar contractual arrangement, satisfactory to Buyer for continuation of services with Buyer after the Closing;

(xv)           The approval by Buyer’s board of this Agreement, and the approval by Buyer’s board of the from and substance of diligence not later than August 28, 2020 and the approval by Buyers board of the waiver of any conditions hereof and to Buyer’s obligations to consummate the transactions contemplated herein;

(xvi)         Holders of at least a majority of the issued and outstanding shares of common stock of Water Now shall have approved the consummation of the transactions contemplated by this Agreement (such occurrence constituting the “Water Now Shareholders’ Approval”) and Water Now shall have taken all appropriate corporate action to demonstrate that at least a majority of the issued and outstanding shares of common stock of HydraSpin USA, Inc. shall have approved, or tendered irrevocable proxies in favor of, the consummation of the transactions contemplated by this Agreement; and

(xvii)      Such other documents or instruments as Buyer reasonably requests to effect the transactions contemplated hereby.

(b)               Any condition specified in Section 2.06(a) may be waived by Buyer, provided that no such waiver will be effective unless it is set forth in a writing executed by Buyer.

(c)               The obligation of Sellers to consummate the transactions contemplated by this Agreement is subject to the satisfaction and delivery by Buyer of documentation satisfactory to Sellers evidencing the satisfaction of the following conditions on or before the Closing Date:

(i)                 The representations and warranties set forth in Article IV hereof will be true and correct at and as of the Closing Date;

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(ii)              Buyer will have performed and complied with all of the covenants and agreements required to be performed by it under this Agreement prior to the Closing, including the assumption of the Assumed Liabilities;

(iii)            All governmental filings, authorizations and approvals that are required for the consummation of the transactions contemplated hereby will have been duly made and obtained on terms reasonably satisfactory to the Sellers;

(iv)             Delivery of a fully executed Escrow Agreement; and

(v)               Delivery of the Purchase Price.

(d)               Any condition specified in Section 2.06(c) may be waived by the Seller, provided that no such waiver will be effective unless it is set forth in a writing executed by the Seller.

Section 2.07.      Purchase Price Allocation. Within sixty (60) days after the Closing Date, Sellers shall deliver a schedule allocating the Purchase Price (including any Assumed Liabilities treated as consideration for the purchased Assets) (the “Allocation Schedule”). The Allocation Schedule shall be prepared in accordance with Section 1060 of the Code. The Allocation Schedule shall be deemed final unless Buyer notifies Sellers in writing that Buyer objects to one or more items reflected in the Allocation Schedule within thirty (30) days after delivery of the Allocation Schedule to Buyer. In the event of any such objection, Sellers and Buyer shall negotiate in good faith to resolve such dispute; provided, however, that if Sellers and Buyer are unable to resolve any dispute with respect to the Allocation Schedule within thirty (30) days after the delivery of Notice to Sellers of Buyer’s objection to the Allocation Schedule, such dispute shall be resolved by an impartial nationally recognized firm of independent certified public accountants to be mutually appointed by Sellers and Buyer. The fees and expenses of such accounting firm shall be borne equally by Sellers and Buyer. Sellers and Buyer agree to file their respective IRS Forms 8594 and all federal, state and local Tax Returns in accordance with the Allocation Schedule.

Article III
REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Sellers represents and warrants to the Buyer as follows:

Section 3.01.      Organization, Qualification and Good Standing. Each Seller is duly organized, validly existing, and in good standing under the laws of the State of Texas. Each Seller is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required. Each Seller has the corporate power to own its properties and to carry on the Business as now being conducted.

Section 3.02.      Fundamental Documents and Officers and Directors. Each Seller has made available to Buyer complete and correct copies of its Fundamental Documents. Section 3.02 of the Disclosure Schedule contains a list of all of the officers and directors of each Seller.

Section 3.03.      Due Authorization; Execution; Enforceability and ConsentsSection 3.04.. Each Seller has full power, right and authority to enter into and, subject to approval of the shareholders

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of Water Now, perform its respective obligations under this Agreement and each of the other Transaction Documents to which it is a party. The execution, delivery and performance by each Seller of this Agreement, the other Transaction Documents to which it is a Party and the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action of each Seller, other than the approval of the shareholders of Water Now. Subject to obtaining the Water Now Shareholder Approval, this Agreement and each of the other Transaction Documents to which such Seller is a party have been duly executed and delivered by Seller and constitute the valid and binding obligations of such Seller and are enforceable against such Seller in accordance with their respective terms. Except as set forth in Section 3.03 of the Disclosure Schedule (the “Seller Governmental Consents”), no Governmental Permits, approvals or consents of or notifications to any Governmental Body or Persons are necessary in connection with the execution, delivery and performance by such Seller of this Agreement and the other Transaction Documents to which it is a party and the consummation by such Seller of the transactions contemplated hereby and thereby.

Section 3.04.      Subsidiaries. Except for Water Now holding all of the issued and outstanding capital stock of HydraSpin, neither Seller has any Subsidiaries or any stock, partnership interests, limited liability company interests, joint venture interests or other equity interests of whatsoever kind or nature in any other Person. The Business currently engaged in by Sellers has not been conducted or operated by any other Person.

Section 3.05.      Capitalization. Section 3.05 of the Disclosure Schedule lists as of the date hereof the authorized and issued capital stock of Water Now. All of the authorized and outstanding shares of capital stock of Water Now have been duly and validly authorized and issued and are fully paid and nonassessable. All Securities issued by Sellers have been issued in transactions compliant with, or exempt from, all registration and transaction requirements under the Securities Act and the rules and regulations promulgated thereunder and all applicable state securities Laws, and Seller has not violated the Securities Act or any applicable state securities Laws in connection with the issuance of any such Securities or the consummation of this Transaction.

Section 3.06.      Convertible Securities; Revenue Sharing, Options, Etc.

(a)               Except as set forth on Section 3.06(a) of the Disclosure Schedule, Sellers have not issued or granted any outstanding subscriptions, preemptive rights, warrants, calls or options to acquire, or instruments convertible into or exchangeable for, or agreements or understandings with respect to the sale or issuance of, Securities of Sellers, Encumbrances, rights of first refusal, rights of first offer, proxies, voting trusts, or voting agreements with respect to the sale, issuance or voting of any Securities of Sellers (whether outstanding or issuable upon the conversion, exchange or exercise of outstanding Securities) or obligations to redeem, repurchase or otherwise acquire any Securities of Sellers, pursuant to any Law (other than any limitations or restrictions on transferability under any applicable federal or state securities Laws), any Fundamental Document of Sellers or any Contract to which Sellers are a party or may be bound, or any Contract, agreement or other obligation for the sharing of profits from Sellers’ operations.

(b)               Seller shall provide to Buyer, copies of agreements satisfactory to Buyer, demonstrating agreement for the satisfaction in full of any obligation arising under any agreement or rights disclosed in Section 3.06(b) of the Disclosure Schedule, including but not limited to, the

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satisfaction of all convertible notes of Seller and satisfaction of all obligations under all “Profits Participation Agreements” for any and all HydraSpin units and, upon Closing, the amount anticipated to cover these obligations shall be paid from the Purchase Price out of the Closing Escrow Account by the Escrow Agent as agreed by Buyer and Sellers and Sellers shall direct the Escrow Agent to pay such amounts to the respective third party. Sellers shall provide Buyer copies of all executed agreements resolving the above, if any, and the Escrow Agent shall be directed to provide both Parties confirmation of payments on all such agreements.

Section 3.07.      No Conflicts. The execution, delivery and performance by Sellers of this Agreement and the Transaction Documents to which it is a party, and the consummation by Sellers of the transactions contemplated hereby and thereby, shall not materially violate any Law applicable to Sellers or any of Seller’s respective Assets or materially conflict with, or result in any breach of, any of the terms, conditions or provisions of, or constitute (with notice or lapse of time, or both) a default, or give rise to any right of termination, cancellation or acceleration, or result in the creation of any material Encumbrance upon (a)any of their respective Assets or (b) under any provision of (1) the Transaction Documents, (2) the Seller’s Fundamental Documents, (3) any Governmental Permit or (4) any other Contract to which Seller is a party or by which Seller or their respective Assets is or may be bound, except for such violations, conflicts or breaches of or with respect to clauses (a), (b)(3) and (b)(4), that, individually or in the aggregate, have not had, or are not reasonably likely to have, a Material Adverse Effect, or are disclosed in Section 3.07 of the Disclosure Schedule.

Section 3.08.      Compliance with Applicable Laws; Licenses and Permits. Sellers are in compliance in all material respects with, and conducts the Business in compliance in all material respects with, all applicable Laws, Governmental Permits and Orders. Neither Seller is a party to, bound by or affected by, any Order (or agreement entered into in any administrative, judicial or arbitration proceeding with any Governmental Body) with respect to any of Seller’ Assets, personnel or business activities. Except as set forth in Section 3.08 of the Disclosure Schedule, Seller is not in violation of, or delinquent in respect to, any Order, Laws or Governmental Permits (to which it or its Assets, personnel or business activities are subject), arising out of, resulting from or in any way connected with the operation of either Seller, including Laws relating to equal employment opportunities, fair employment practices, unfair labor practices, terms of employment, occupational health and safety, wage and hour, discrimination, and zoning ordinances and building codes. Sellers have filed with the proper Governmental Bodies all material statements and reports required by all Laws, Governmental Permits and Orders to which such Seller is subject. Except as set forth in Section 3.08 of the Disclosure Schedule, no claim has been made by any Governmental Body or by any customer of Sellers (and no such claim is anticipated) to the effect that the Business fails to comply with any Laws, Governmental Permit or Environmental Law or that a Governmental Permit or Order is necessary in respect thereto. Copies of all notices of violation or statements of such claims of any of the foregoing that Sellers have received since their respective formations have been made available to the Buyer.

Sellers hold, and as of the Closing, Sellers will hold all Governmental Permits necessary for the conduct, ownership, use, occupancy or operation of the Business, all of which are identified in Section 3.08 of the Disclosure Schedule. Sellers have materially complied and are in compliance in all material respects with the terms and conditions of all such Governmental Permits, all of

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which are in full force and effect, and Sellers have not received any notices (written or oral) to the contrary.

Section 3.09.      Financial Statements.

(a)               Water Now’s Quarterly Report on Form 10-Q filed with the Commission on July 17, 2020 contains copies of Sellers’ unaudited consolidated balance sheet as of March 31, 2020 (the “Balance Sheet Date” and the “Balance Sheet”), and the related unaudited statement of operations for the period then ended prepared on the basis, and using principles, consistent with the preparation of the historic audited financial statements (the “Financial Statements”).

(b)               Except as set forth in Section 3.09Section 3.09(b) of the Disclosure Schedule, each of the Financial Statements in all material respects (i) has been prepared in accordance with GAAP, consistently applied throughout the periods indicated, except for the absence of notes thereto as permitted by the rules of the Commission, (ii) as except as set forth in Section 3.09Section 3.09(b) of the Disclosure Schedule, is materially consistent with the Books and Records as at the respective dates thereof, and (iii) fairly presents the financial condition of Sellers at the respective date thereof and for the periods referred to therein, in accordance with GAAP, except as set forth in Section 3.09Section 3.09(b) of the Disclosure Schedule. All Taxes assessable against Sellers and due or payable have been timely and adequately reflected in the Financial Statements, respectively; and all Taxes assessable against Sellers and not yet due and payable have been fully provided for in the Financial Statements, respectively, and Sellers have no Liability except for (i) Liabilities or obligations reflected or reserved against in the Financial Statements, (ii) Liabilities specifically disclosed in any Schedule hereto, (iii) Liabilities under Contracts of the type required to be disclosed by Sellers on any Schedule and so disclosed, respectively. Since the Balance Sheet Date, there has been no material change in any accounting principle, procedure or practice followed by Sellers or in the method of applying such principle, procedure or practice.

(c)               Sellers have no Indebtedness or other Liabilities, whether or not required to be reflected in a balance sheet under GAAP, except (i) as and to the extent reflected or reserved against on the Balance Sheet, (ii) Liabilities arising in the ordinary course of business of Sellers consistent with past practice (other than any such Liabilities arising from breach of contract, breach of warranty, tort, infringement or violation of any Law) since the Balance Sheet Date and (iii) Liabilities set forth in Section 3.09(c) of the Disclosure Schedule.

Section 3.10.      Conduct of Business. Except as set forth in Section 3.10 of the Disclosure Schedule, since the Balance Sheet Date, Sellers have conducted the Business only in the Ordinary Course of Business, and have incurred no material Liabilities other than those incurred in the Ordinary Course of Business, and nothing has had, or is reasonably likely to have, a Material Adverse Effect. Without limiting the foregoing, and except as set forth in Section 3.10 of the Disclosure Schedule or as expressly contemplated by this Agreement or the other Transaction Documents, since the Balance Sheet Date, Sellers have not:

(a)               transferred any material Asset used in the Business (other than in the Ordinary Course of Business), or subjected any material Asset to any Encumbrance or other restriction, except for Permitted Exceptions;

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(b)               (i) transferred, abandoned or permitted to lapse any Governmental Permits that, individually or in the aggregate, are material to the Business or the operation of Sellers, or any of the Intellectual Property or other intangible Assets, or (ii) disclosed any material Confidential Information to any Person (except pursuant to a non-disclosure or similar agreement, or (iii) granted any license or sublicense of any rights under or with respect to any Intellectual Property or other intangible Assets;

(c)               made or granted any material increase in, or materially amended or terminated, any existing plan, program, policy or arrangement, including any Employee Benefit Plan or arrangement, or adopted any new plan, program, policy or arrangement, including any Employee Benefit Plan or arrangement, or entered into any collective bargaining agreement or multi-employer plan;

(d)               conducted the cash management customs and practices (including the timing of collection of Accounts Receivable and payment of accounts payable and other current Liabilities) and maintained the Books and Records of Seller other than in the Ordinary Course of Business;

(e)               suffered any material loss, damage, destruction or casualty loss or waived any rights of material value, whether or not covered by insurance and whether or not in the Ordinary Course of Business;

(f)                received notification that any material customer or supplier will stop or decrease in any material respect the rate of business done with Sellers;

(g)               except as in the Ordinary Course of Business, declared, set aside or paid any Distribution of cash or other Assets to any stockholder of Water Now, or purchased, redeemed or otherwise acquired any Securities of Water Now;

(h)               amended or authorized the amendment of its Fundamental Documents;

(i)                 except as in the Ordinary Course of Business, paid or made a commitment to pay any severance, termination or similar payment to any employee or consultant;

(j)                 except as in the Ordinary Course of Business, made any capital expenditures or entered into commitments therefor;

(k)               made any investment in the Securities of any Person;

(l)                 made any payment or contracted for the payment of any bonus or other compensation or personal expenses, other than (i) as set forth in Section 3.10(1), (ii) wages and salaries and business expenses paid in the Ordinary Course of Business, and (iii) wage and salary adjustments made in the Ordinary Course of Business for employees who are not officers, directors or shareholders;

(m)             except as in the Ordinary Course of Business, made, amended, or entered into any written employment Contract, entered into any at-will employment arrangement or

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created or made any material change in any bonus, stock option, pension, retirement, profit sharing or other employee benefit plan or arrangement;

(n)               entered into any other material transaction, other than in the Ordinary Course of Business; or

(o)               except as in the Ordinary Course of Business, committed to do any of the foregoing.

Section 3.11.      Accounts Receivable and Accounts Payable. Except as set forth in Section 3.11 of the Disclosure Schedule, to the Knowledge of Sellers, the amount of all accounts and notes receivable, unbilled invoices and other debts owed to Sellers (collectively the “Accounts Receivable”) due or recorded in the Books and Records as of the Closing Date will be good and collectible, less the amount of any allowance for bad debt, doubtful receivables reserve or similar adjustment therefore as reflected on the Balance Sheet, in the Ordinary Course of Business. Except to the extent of any allowance for bad debt or doubtful receivables, reserve or similar adjustment as reflected on the Balance Sheet, no Accounts Receivable or other debts are or will, at the Closing Date, be subject to any valid counter-claim or set off. Sellers’ accounts payable set forth on the Balance Sheet, and the accounts payable incurred since the Balance Sheet Date represent trade payables resulting from bona fide transactions incurred in the Ordinary Course of Business.

Section 3.12.      Taxes.

(a)               All material Taxes due and payable by Seller shown on any Tax Return as owing have been paid. The liability for Taxes of Seller reflected in the Financial Statements or the Balance Sheet to provide for the payment of all unpaid Taxes, if any, which, as of the date hereof and as of the Closing Date, were due and unpaid and the appropriate accrual for other unpaid Taxes not yet due (collectively, the “Current Taxes”). Seller has timely filed or caused to be filed, taking into account any valid extensions of due dates, all material Tax Returns which it is required to have filed under the statutes, rules or regulations of such jurisdictions to be filed by them. All deficiencies proposed as a result of any audit by a Governmental Body have been paid, settled or are being contested or appealed, and except as provided in Section 3.12(a) of the Disclosure Schedule, there are no present disputes as to Taxes payable by Seller. Seller has not, nor has Seller, on behalf of Seller, made any agreement, waiver or other arrangement providing for an extension of time with respect to the assessment or collection of any Taxes against it, and Seller is not a party to any action or proceeding by any Governmental Body for the collection or assessment of Taxes. Seller has materially complied or caused to be in material compliance with all applicable requirements of Laws relating to the payment and withholding of Taxes (including withholding of payroll and employment Taxes and Taxes pursuant to Sections 1441 and 1442 of the Code) and has, within the time and manner prescribed by applicable Laws, withheld and paid over to the proper Governmental Bodies all amounts required to be withheld and paid. There are no Encumbrances for Taxes upon the Assets of Seller except for statutory Encumbrances for Taxes not yet due or payable. Seller will not be required to take into income for any period on or after the Closing Date any adjustment under Section 481 of the Code (or any corresponding provision of state or local Tax law) as a result of any change of accounting method for a tax period beginning

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prior to the Closing Date, excluding any change which may be required by law in connection with the transactions contemplated by this Agreement.

(b)               Seller is not a party to or bound by or has any obligation under any Tax sharing or similar agreement or arrangement. Section 3.12Section 3.12(b) of the Disclosure Schedule sets forth all countries, states, provinces, cities, and other jurisdictions in which Seller either (i) has been subject to any Tax at any time during the past four (4) years, (ii) is currently subject to any Tax; or (iii) to the Knowledge of Seller, is or has been during the past four (4) years subject to a claim that Seller is subject to any Tax.

Section 3.13.      Material Contracts.

(a)               Except as set forth in Section 3.13 of the Disclosure Schedule, Sellers are not a party to any written (each, a “Material Contract” and collectively, the “Material Contracts”):

(i)                 Contract for the employment or retention of any officer, individual employee, or other Person on a full-time, part-time, consulting or other basis;

(ii)              Contract relating to Indebtedness or to the mortgaging, pledging or otherwise placing an Encumbrance on any Asset of Seller;

(iii)            Contract under which Seller is the lessee of or the holder or operator of any real or personal property (other than facsimile machines, photocopiers, telephone systems and similar immaterial office equipment) owned by any other Person;

(iv)             Contract under which Seller is the lessor of or permits any third Person to hold or operate any real or personal property owned or controlled by Seller;

(v)               assignment, license or contractual obligation to indemnify or other Contract with respect to any form of intangible Assets, including any Intellectual Property;

(vi)             Contract for the sale of Assets;

(vii)          non-competition or similar Contract which limits Seller from freely engaging in any business anywhere in the world;

(viii)        Contract relating to the distribution, marketing or advertising of Seller products or services; and

(b)               Except as specifically disclosed in Section 3.13(b) of the Disclosure Schedule, Each Seller has performed in all material respects all obligations required to be performed by it and is not in default under or in breach of, nor in receipt of any Claim of default or breach under, any Material Contract to which such Seller is a party or by which any of its respective Assets may be bound; and no event has occurred which with the passage of time or the giving of notice or both would result in such a default or breach under any such Material Contract. To the Knowledge of the Sellers: (i) no other party to any Material Contract to which either Seller is a party or by which any of its Assets may be bound is in default under or in breach of such

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Material Contract; and (ii) no event has occurred which with the passage of time or giving of notice or both would result in a default or breach by such other party under any such Material Contract. There has been made available to the Buyer a copy of each of the Material Contracts listed in Section 3.13(b) of the Disclosure Schedule, together with all amendments, waivers or other changes thereto. With respect to any Material Contracts that require consent of the other parties thereto, the Seller has obtained, or shall obtain on or prior to Closing, any such consents.

Section 3.14.      Owned Real Property. Seller does not own any interest in real property.

Section 3.15.      Leased Real Property.

(a)               Water Now has valid leasehold interests, or will have valid leasehold interests in all of the real property which it holds under the leases described in Section 3.15(a) of the Disclosure Schedule (collectively, the “Leased Real Property”), in each case free and clear of all Encumbrances, except for Permitted Exceptions. Section 3.15(a) of the Disclosure Schedule lists all documentation relating to the Leases, including all lease agreements, memoranda of lease, subleases, guaranties or option or rights of first refusal agreements, together with all amendments, modifications, supplements, renewals and extensions related thereto. Following completion of the transactions contemplated herein, Buyer shall have valid leasehold interests in all of the Leased Real Property, free and clear of all Encumbrances, except for Permitted Exceptions.

(b)               The Leased Real Property constitutes all real properties used or occupied by Sellers in the operation of the Business.

(c)               The Leases are the valid, legal and binding obligations of Sellers and are enforceable in accordance with their respective terms. Except as set forth in Section 3.15(c) of the Disclosure Schedule, no material breach or default has occurred and is continuing under the Leases, and no event has occurred, with notice or lapse of time, or both, that would constitute a material breach or default under the Leases. There are no past or present disputes that affect the enforceability of the Leases. Sellers are not party to any lease demising real property, except the Leases.

(d)               To the Knowledge of Sellers, the buildings, structures and other components of improvements at the Leased Real Property are not, and the operation of the Business and the current use at the Leased Real Property is not, in violation of any zoning or other Laws (including obtaining all approvals of any Governmental Body, including Governmental Permits, required in the operation thereof), except for such violations that, individually or in the aggregate, have not had, or are not reasonably likely to have, a Material Adverse Effect.

(e)               Sellers are not parties to any leases, subleases, licenses, concessions or other Contracts, written or oral, granting to any Person or Persons the right of use or occupancy of any portion of any parcel of Leased Real Property.

(f)                With respect to the Leased Real Property: (i) Seller has all easements and rights necessary to conduct the Business, including access to and from public roads, and there is no pending, threatened action that would materially impair or curtail such access; (ii) the buildings, structures and all other components of improvements at the Leased Real Property, including roofs, foundation, floors and structural elements thereof, heating, ventilation, and air conditioning,

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electrical, mechanical, sewer equipment, systems and facilities included therein, are, to the Knowledge of Sellers, in good operating condition, working order and repair, subject only to ordinary wear and tear; and (iii) the Leased Real Property is supplied with utilities and other services necessary for the operation of such facilities as presently conducted by the Seller.

(g)               With respect to the Leased Real Property: (i) no portion thereof is subject to any pending, threatened or contemplated condemnation proceeding or other proceeding by any Governmental Body; and (ii) no portion thereof has suffered any material damage by fire or other casualty which has not heretofore been completely repaired and restored to its original condition.

Section 3.16.      Personal Property. Section 3.16 of the Disclosure Schedule lists (a) all vehicles used in the Business, including for each vehicle, whether leased or owned, any Indebtedness owed with respect to such vehicle, any Encumbrances, the make, the model, the vehicle identification number, the date placed into service and the odometer reading on a date within ten (10) days of the date hereof, (b) all other fixed Assets owned or leased by, in the possession of, or used by Seller in connection with the Business and having, individually, or in the aggregate with all other similar items, a value in excess of $10,000 and (c) all other tangible and, except as listed on Section 3.16 of the Disclosure Schedule or specifically excluded therefrom, intangible personal property, rights and Assets owned or leased by, in the possession of, or necessary for the conduct of the Business by Seller and having, individually or in the aggregate with all other similar items, a value in excess of $10,000, which list indicates the location of such items. Seller has good and valid title to, or a valid leasehold interest in, or valid license to, all Assets used by Seller in connection with the Business, including all Assets reflected on the Financial Statements (except for changes in the Ordinary Course of Business) and each item listed in Section 3.16 of the Disclosure Schedule, in each case, free and clear of any Encumbrances, other than Permitted Exceptions. The Assets listed in Section 3.16 of the Disclosure Schedule constitute all tangible (individually, or in the aggregate, having a value in excess of $10,000) or intangible personal property, rights and Assets necessary for the conduct of the Business as now conducted, except for those listed on Section 3.16 of the Disclosure Schedule or specifically excluded therefrom. Such tangible personal property is in good condition and repair, subject only to ordinary wear and tear. Except as set forth in Section 3.16 of the Disclosure Schedule, none of the personal property listed in Section 3.16 of the Disclosure Schedule is held under any lease, security agreement or conditional sales contract.

Section 3.17.      Litigation. Except as set forth on Section 3.17 of the Disclosure Schedule, there is no Proceeding pending or threatened against or affecting Sellers or any of their respective Assets, in law or equity (or pending or threatened against any of the officers, directors or key employees of Sellers with respect to the Business), or to which Sellers are otherwise a party, and no acts, facts, circumstances, events or conditions occurred or exist which reasonably form a basis for any such Proceeding. Sellers are not subject to any Order, stipulation or consent of any Governmental Body. Sellers are not engaged in any legal action to recover monies due them or for damages sustained by them in connection with the Business.

Section 3.18.      Intellectual Property. Section 3.18 of the Disclosure Schedule lists all material patents, trademarks and service marks (whether or not registered), tradenames, material copyrights (whether or not registered), licenses, computer software or data (other than off-the-shelf commercial software programs which individually cost under $250 or $1,000 in the

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aggregate), domain name registrations, and registrations or applications for registration of any of the aforementioned rights together with applicable registration and application numbers, owned by or registered in the name of Seller or in which Seller has any rights, licenses, or immunities (collectively, the “Intellectual Property”). Section 3.18 of the Disclosure Schedule also lists all material licenses and other rights granted by Sellers to any third Person with respect to any of the Intellectual Property and material licenses and other rights granted by any third Person to Sellers. Except as set forth in Section 3.18 of the Disclosure Schedule, (i) Sellers own and possess all right, title and interest in and to, or have a valid license to use, and following completion of the transactions contemplated herein, Sellers will own or have a valid license to use, all of the Intellectual Property necessary for the operation of the Business as presently conducted and none of such Intellectual Property has been abandoned; (ii) no Proceeding by any third Person contesting the validity, enforceability, use or ownership of any such Intellectual Property has been made, is currently outstanding or is threatened, and no acts, facts, circumstances, events or conditions have occurred or exist which are a basis for any such Proceeding; (iii) neither Sellers, nor any registered agent, has received any notices of, or has any Knowledge of, any acts, facts, circumstances, events or conditions that have occurred or exist which are a basis for any such allegation of any infringement or misappropriation by, or conflict with, any third Person with respect to such Intellectual Property; (iv) neither Sellers nor any registered agent, has received notice of any Proceeding of infringement, or misappropriation, of or other conflict with any intellectual property rights of any third Person; and (v) to the Knowledge of Sellers, Sellers have not infringed, misappropriated or otherwise violated any intellectual property rights of any third Person, except for such violations that have not had, or are not reasonably likely to have, a Material Adverse Effect, and neither Seller has any Knowledge of any infringement, misappropriation or conflict which will occur as a result of the continued operation of the Business as presently conducted or as currently proposed by Sellers to be conducted.

Section 3.19.      Insurance Policies. Section 3.19 of the Disclosure Schedule lists and describes, including policy numbers, all insurance policies owned by Sellers, copies of such policies have been made available to Buyer. Each insurance policy listed in Section 3.19 of the Disclosure Schedule is in full force and effect. Sellers are not in default under any of the insurance policies listed in Section 3.19 of the Disclosure Schedule. Section 3.19 of the Disclosure Schedule also contains a list of all pending Claims with any insurance company involving Sellers and any instances within the previous five (5) years of a denial of coverage of Sellers by any insurance company.

Section 3.20.      Employee Benefit Matters; Employee Relations.

(a)               “Employee Benefit Plan” means: (i) an “employee pension benefit plan,” as defined in Section 3(2) of ERISA, (ii) an “employee welfare benefit plan,” as defined in Section 3(1) of ERISA, (iii) an employment, consulting, severance or similar contract, plan, program, arrangement or policy, or (iv) any other written plan, program, policy or arrangement providing for benefits, compensation, retention payments, bonuses, fees, profit-sharing, stock option, stock purchase or other stock related rights or other forms of incentive or deferred compensation, change in control benefits, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance programs, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits that is maintained, administered or contributed to by Seller

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or an ERISA Affiliate of Seller and covers any Business Employee or former Business Employee if such former Business Employee is eligible for or entitled to payment or benefits under such Employee Benefit Plan or with respect to which Seller or any ERISA Affiliate of Seller has any material Liability. Section 3.20(a) of the Disclosure Schedule lists each Employee Benefit Plan.

(b)               Section 3.20(b) of the Disclosure Schedule lists the following with respect to each Business Employee as of June 30, 2020: job location, job title, current annual base salary, bonuses, commissions, years of service, accrued but unused vacation, personal and sick time, whether such Business Employee is actively at work or on leave of absence, disability or medical leave, whether such Business Employee is employed under written Contract and whether such Business Employee is on the payroll of Sellers.

(c)               Except as set forth in Section 3.20(c) of the Disclosure Schedule, Sellers are in compliance in all material respects with all Employee Benefit Plans and each Employee Benefit Plan has been established and at all times maintained, funded, operated and administered in all material respects with its terms and applicable Laws. Sellers shall remain Liable for all requirements of any such Employee Benefit Plan and any impact caused by the Closing of this Transaction. There are no labor or collective bargaining agreements to which Seller or any of its respective ERISA Affiliates, is a party, (ii) there is no labor organization or union that is certified or recognized as the collective bargaining representative for any of the Business Employees, (iii) to the Knowledge of the Seller, no unfair labor practice charges or representation petitions have been filed with the National Labor Relations Board against, or with respect to, the Business Employees, and (iv) Seller is not a party to, or bound by, any agreement for the leasing of employees.

(d)               There are no discrimination charges or administrative Claims pending or , to the Knowledge of Sellers, threatened against Sellers or any of their respective ERISA Affiliates, by or before any Governmental Body that could result in the imposition of any Liability on the Buyer. There are no current OSHA administration Claims pending or, to the Knowledge of Sellers, threatened against Sellers or any of their respective ERISA Affiliates, that could result in the imposition of any Liability on the Buyer. There are no demands for arbitration or grievances pending or , to the Knowledge of Sellers, threatened against Sellers, or any of their respective ERISA Affiliates, that could reasonably be expected to result in the imposition of any Liability on the Buyer. Except as set forth in Section 3.20(d) of the Disclosure Schedule, there are no workers’ compensation Claims pending or, to the Knowledge of Sellers, threatened against Sellers or any of their respective ERISA Affiliates, that could reasonably be expected to result in the imposition of any material Liability on the Buyer, and there exists no Claim, injury, fact, event or condition which would reasonably be expected to give rise to a material claim by any current or former Business Employee (including any dependent or spouse) under any workers’ compensation Laws or programs.

Section 3.21.      Health, Safety and Environmental.

(a)               Sellers have, in all material respects, complied, and are, in all material respects, in compliance, with all Environmental Laws.

(b)               Sellers have no Liability under any Environmental Law, nor are Sellers responsible for any such Liability of any other Person under any Environmental Laws. There will

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be no facts, circumstances or conditions existing, initiated or occurring prior to the Closing Date, which have resulted in Liability to Sellers, or that will result in Liability to Buyer, under any Environmental Laws. There are no pending or threatened Environmental Claims.

(c)               Sellers have been duly issued, and maintain, all Environmental Permits necessary to operate the Business in the Ordinary Course of Business. Section 3.21(c) of the Disclosure Schedule lists all such Environmental Permits, all of which are valid and in full force and effect. Sellers have timely filed applications for all such Environmental Permits not yet obtained. All of the Environmental Permits listed in Section 3.21(c) of the Disclosure Schedule are transferable and none require consent, notification, or other action to remain in full force and effect following consummation of the transactions contemplated hereby.

(d)               The Leased Real Property does not contain (i) underground improvements, including treatment or storage tanks, used currently or, to the Knowledge of Sellers, in the past for the management of Hazardous Materials, (ii) a dump, landfill, filled in lands or wetlands or (iii) PCBs, “toxic mold,” or asbestos-containing materials.

(e)               Except as set forth in Section 3.21(e) of the Disclosure Schedule, Sellers neither possess nor at any time possessed or have seen any environmental assessments, reports, audits or other documents that relate to the environmental condition of the Leased Real Property, compliance with Environmental Laws or any other real property that Sellers formerly owned, operated or leased.

Section 3.22.      Affiliate Transactions. Except as set forth in Section 3.22 of the Disclosure Schedule, and except for (i) compensation and payment of reimbursable expenses incurred in the Ordinary Course of Business to employees of Sellers or (ii) any individual amount not exceeding $20,000, no current or former Affiliate employee or member, manager or officer of Seller is now, or has been since January 1, 2019 (A) a party to any transaction or Contract with Sellers, (B) indebted to Sellers or (C) the direct or indirect owner of an interest in any Person which is a present or potential competitor, supplier or customer of Sellers (except for passive investments in publicly held companies constituting ownership of less than 1% of the total equity interests in such entities). Except as set forth in Section 3.22 of the Disclosure Schedule, no current or former Affiliate of Seller is a guarantor for or otherwise subject to any Liability of Seller. Section 3.22 of the Disclosure Schedule lists all outstanding Related Party Loans.

Section 3.23.      Warranties. Except for warranty Claims made in the Ordinary Course of Business, Sellers have not received notice of a written Claim for breach of service or performance warranty that has been made against Sellers; and no state of facts exists, and no event has occurred, which would reasonably be expected to form the basis of any Proceeding against Sellers for Liability on account of any express or implied warranty to any third Person in connection with services rendered by Sellers.

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Section 3.23.      Solvency. Immediately after giving effect to the consummation of the transactions contemplated by this Agreement, Sellers will be Solvent, on a consolidated basis. For purposes of this Section 3.24, “Solvent” shall mean, with respect to Sellers, that:

(a)               the fair saleable value (determined on a going concern basis) of the assets of Sellers shall be greater than the total amount of Sellers’ Liabilities (including all Liabilities, whether or not reflected in a balance sheet prepared in accordance with GAAP, and whether direct or indirect, fixed or contingent, secured or unsecured, disputed or undisputed);

(b)               Sellers shall be able to pay its debts and obligations in the Ordinary Course of Business as they become due; and

(c)               Sellers shall have adequate capital to carry on their respective businesses to be conducted immediately following the Closing.

Section 3.25.      SEC Filings. Section 3.26. Since November 2, 2017, Water Now has filed all forms, reports and documents with the United States Securities and Exchange Commission (the “Commission”) required to be filed by it pursuant to federal securities Laws and the Commission rules and regulations thereunder, and all such forms, reports and documents filed with the Commission have complied in all material respects with all applicable requirements of the federal securities Laws and the Commission’s rules and regulations promulgated thereunder. True and complete copies of all forms, reports, registration statements, amendments thereto and other filings filed by Water Now with the Commission since November 2, 2017 and prior to the date hereof (such forms, reports, registration statements and other flings together with any amendments thereto, are sometimes collectively referred to herein as the “Commission Filings”) have heretofore been made available to the Buyer. As of their respective dates, the Commission Filings did not contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 3.26. Proxy Statement. None of the information supplied or to be supplied by Water Now for inclusion in the Proxy Statement or any amendment or supplement thereto, when first mailed to the shareholders of Water Now, will be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  All documents that the Sellers are responsible for filing with any regulatory or governmental agency in connection with the transaction herein, will comply in all material respects with the provisions of applicable Law.

Section 3.27.      No Misrepresentation. None of the representations or warranties of the Seller set forth in this Agreement, in any of the certificates, schedules, lists, documents, exhibits, or other instruments (including the other Transaction Documents) delivered, or to be delivered, to the Buyer as contemplated by any provision hereof, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading in any material respect.

Section 3.28.      Material Facts. There is no material fact (other than any facts or circumstances that relate primarily to economic conditions in general and the economic

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performance of the entire industry in which Seller is engaged) which has not been disclosed to the Buyer which materially and adversely affects: (a) the Sellers’ ability to consummate the transactions contemplated hereby or (b) the Sellers’ ability to comply in all material respects with their respective obligations under and pursuant to the terms of this Agreement.

Section 3.29.      Brokers. Sellers have not engaged or caused to be incurred any Liability to any finder, broker or sales agent in connection with the origin, negotiation, execution, delivery, or performance of this Agreement, the other Transaction Documents, or the transactions contemplated hereby and thereby.

Article IV
THE BUYER’S REPRESENTATIONS AND WARRANTIES

Parent and the Buyer jointly and severally represent and warrant to the Sellers as follows:

Section 4.01.      Due Organization. The Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Texas and has full company power and authority to execute, deliver and perform its obligations under this Agreement and each of the other Transaction Documents and to carry out the transactions contemplated hereby and thereby, and has all requisite company power and authority to own its properties and carry on its business in all material respects.

Section 4.02.      Due Authorization; Execution; Enforceability; and Consents. The Buyer has full power, right and authority to enter into and perform its obligations under this Agreement and each of the other Transaction Documents to which it is a party. The execution, delivery, and performance of this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary company action of the Buyer. This Agreement and each of the other Transaction Documents to which the Buyer is a party have been duly executed and delivered by the Buyer and constitute the valid and binding obligations of the Buyer and are enforceable against the Buyer in accordance with their respective terms. No Governmental Permits, approvals or consents of or notifications to (a) any Governmental Body or (b) any other Persons are necessary in connection with the execution, delivery and performance by the Buyer of this Agreement and the Transaction Documents and the consummation by the Buyer of the transactions contemplated hereby and thereby.

Section 4.03.      No Defaults or Conflicts. The execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby by the Buyer and performance by the Buyer of its obligations hereunder and thereunder (i) do not result in any violation of Buyer’s Fundamental Documents; (ii) do not conflict with, or result in a breach of any of the terms or provisions of, or constitute a default under any indenture, mortgage or loan or any other agreement or instrument to which the Buyer is a party or by which it is bound or to which its properties may be subject; and (iii) do not violate any existing applicable law, rule, regulation, judgment, order or decree of any Governmental Body having jurisdiction over the Buyer or any of its properties; provided, however, that no representation or warranty is made in the foregoing clauses (ii) or (iii) with respect to matters that

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would not reasonably be expected, individually or in the aggregate, to materially impair the Buyer’s ability to effect the transactions contemplated hereby and thereby.

Article V
COVENANTS

Section 5.01.      General. Subject to the terms and conditions of this Agreement, each of the parties to this Agreement will use its reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under this Agreement and applicable Laws to consummate the transactions contemplated by this Agreement as soon as practicable after the date hereof, including (a) preparing and filing as promptly as practicable all documentation to effect all necessary applications, notices, petitions, filings and other documents and to obtain as promptly as practicable all financing, consents, waivers, licenses, orders, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any governmental authority in order to consummate the transactions contemplated by this Agreement; and (b) taking all reasonable steps as may be necessary to obtain all such financing, consents, waivers, licenses, registrations, permits, authorizations, orders and approvals. With respect to Material Contracts that require the consent of the other parties thereto to the transactions contemplated by this Agreement and the other Transaction Documents, Sellers have obtained, or shall use commercially reasonable efforts to obtain on or prior to the Closing, all such consents.

Section 5.02.      Confidentiality. Sellers agree to (a) treat and hold as such all Confidential Information, (b) refrain from using any of the Confidential Information except in connection with this Agreement, or otherwise for the benefit of Sellers, the Buyer or their respective Affiliates, and (iii) following the Closing, deliver promptly to the Buyer or destroy, at the written request and option of the Buyer, all tangible embodiments (and all copies) of the Confidential Information which are in Seller’s possession, except as otherwise permitted herein. If Sellers are requested or required (by oral question or written request for information or documents in any Proceeding) to disclose any Confidential Information, Sellers will notify and consult with the Buyer promptly upon receipt of the request or becoming aware of the requirement.

Section 5.03.      Additional Tax Matters.

(a)               In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes based on or measured by income or receipts of Sellers for all tax periods ending on or before the Closing Date and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date (the “Pre-Closing Tax Period”) shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which Sellers hold a beneficial interest shall be deemed to terminate at such time) and the amount of other Taxes of Sellers for a Straddle Period that relates to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period

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ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

(b)               Each Party shall cooperate fully, as and to the extent reasonably requested by any other Party, in connection with the filing of Tax Returns pursuant to this Section 5.03 and any audit, litigation, or other Proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other Party's request) the provision of records and information that are reasonably relevant to any such audit, litigation, or other Proceeding, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Each Party agrees (A) to retain all Books and Records with respect to Tax matters relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by the Buyer, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other Parties reasonable written notice prior to transferring, destroying, or discarding any such Books and Records and, if the Buyer so requests, the Seller shall allow the Buyer to take possession of such Books and Records.

Section 5.04.      Conduct of Business Prior to Closing. Unless the Buyer otherwise agrees in writing, between the date of this Agreement and the Closing Date the Sellers will: (i) conduct its respective Business only in the Ordinary Course of Business; (ii) use reasonable efforts to preserve substantially intact the business organization of their Business; and (iii) use reasonable efforts to preserve its Assets and current relationships with its customers, suppliers, distributors and other persons with which it has significant business relationships. Between the date of this Agreement and the Closing Date, except in the Ordinary Course of Business, Sellers will not do any of the following without the prior written consent of the Buyer:

(a)               grant any pledge, Encumbrance, security interest, mortgage, charge, adverse claim of ownership or use, or other Encumbrance of any kind on any properties or Assets (whether tangible or intangible) of Sellers;

(b)               establish or increase any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards or restricted stock awards), stock purchase or other employee benefit, or otherwise materially increase the compensation payable to or to become payable to any employees or officers of Sellers, except as may be required by Law;

(c)               enter into any employment or severance agreement with any of the employees of Sellers or enter into any consulting, contracting or similar agreement or arrangement with any consultant, independent contractor or other non-employee of Sellers;

(d)               sell, assign, transfer, lease or otherwise dispose of any Assets of Sellers;

(e)               (i) acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof, or (ii) other than to the extent the same will be repaid in connection with the Closing, incur any Indebtedness or otherwise

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as an accommodation, or become responsible for the obligations of any person or make loans or advances;

(f)                change any method of accounting or accounting practice used by Sellers, other than such changes as are required by GAAP;

(g)       without providing Buyer written notice, issue any additional equity interests in Seller or securities convertible into or exchangeable for such equity interests, or issue or grant any options, warrants, calls, subscription rights or other rights of any kind to acquire additional equity interests, such other equity interests or such securities;

(h)       amend such Seller’s certificate of formation or bylaws;

(i)       authorize, declare or pay any Distributions; or

(j)       enter into an agreement to do any of the foregoing.

Sellers shall maintain their cash management practices and policies, practices and procedures with respect to collection of trade accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits in accordance with past customer and practice and applicable GAAP. Sellers shall provide to Buyer copies of agreements reasonably satisfactory to Buyer, demonstrating the satisfaction in full, at Closing, of any obligation arising under any agreement or rights disclosed in Section 5.04 of the Disclosure Schedule. Sellers shall provide Buyer copies of all executed agreements and confirmation of payments on all such agreements.

Section 5.05.      Public Announcements. Prior to the Closing, no Party or any Affiliate or representative of any Party shall issue or cause the publication of press releases or public announcement in respect of this Agreement without the prior written consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed), except as may be required by applicable Law or stock exchange rules, in which case the Party required to publish such press release or public announcement or make such other communication shall use commercially reasonable efforts to provide the other Party a reasonable opportunity to comment on such press release or public announcement in advance of such publication or such other communication in advance of the time it is made. The foregoing notwithstanding, the Parties agree that following the execution of this Agreement, the Parties shall work to issue an initial press release concerning the transaction in form and at a time mutually acceptable to both Parties. Nothing herein shall prohibit Buyer from discussing the contemplated transaction with those parties necessary to effect the Closing and gain all approvals, financing and commercial benefit of the transaction provided all such discussions are in compliance with all Laws.

Section 5.06.      Guarantees; Commitments.

(a)               From and after the Closing and in accordance with the provisions Article VI, Seller shall indemnify and hold harmless Buyer and each of Buyer’s Affiliates, directors, officers, managers, members, employees, representatives, attorneys, accountants, advisors, agents and equity holders against any post-Closing Indemnifiable Costs that Buyer, Seller and their

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respective Affiliates, directors, officers, employees, representatives, attorneys, accountants, advisors, agents and equity holders suffer, incur or are liable for by reason of or arising out of or in consequence of: (i) any of Buyer and Buyer’s Affiliates, directors, officers, managers, members, employees, representatives, attorneys, accountants, advisors, agents and equity holders issuing, making payment under, being required to pay or reimburse the issuer of, or being party to, any guarantee, indemnity, surety bond, letter of credit, bank guarantee, consumer financing arrangements, or other similar commitment, understanding, agreement or obligation relating to the Business, including but not limited to any and all Revenue Sharing Agreements and convertible notes (collectively, the "Indemnified Guarantees"); (ii) any claim or demand for payment made on Buyer or any of Buyer’s respective Affiliates with respect to any of the Indemnified Guarantees; or (iii) any Claim or proceeding by any Person who is or claims to be entitled to the benefit of or claims to be entitled to payment, reimbursement or indemnity with respect to any Indemnified Guarantees.

(b)               Prior to the Closing, Sellers shall use their reasonable best efforts to cause themselves to be released, in each case effective as of the Closing or (if such release cannot be effected as of the Closing) as soon as possible after the Closing, in respect of all obligations of Sellers under each of the guarantees, indemnities, surety bonds, letters of credit, bank guarantee, agreements, consumer financing arrangements and other similar commitments, understandings, agreements and other obligations of such Persons related to the Business, including but not limited to any and all Revenue Sharing Agreements and convertible notes.

Section 5.07.      Post-Closing Restrictions on Sellers.

(a)               Sellers agree that they will not and will cause its Affiliates not to, during the period beginning on the date hereof and ending on the fifth anniversary of the Closing Date, directly or indirectly, for any reason, without the prior written consent of Buyer:

(i)                 hire any person who is at or prior to Closing employed by Sellers, including any of the Business Employees, or call on or otherwise solicit any such person with the purpose or intent of attracting that person from such employment; provided that Sellers may make general solicitations not specifically targeted at persons employed by Buyer or its Subsidiaries, or hire any person responding to such solicitation; or

(ii)              engage in any business that competes with the Business, as conducted by Sellers as of the Closing Date, in the United States; provided that this Section 5.07(c)(ii) will not prohibit (A) the acquisition or ownership of any securities constituting less than 5% of the equity of any entity or (B) the acquisition and resulting ownership of any entity for which the revenues derived from such business constitute less than 5% of the consolidated revenues of such entity and its Subsidiaries.

(b)               The Parties each acknowledge and agree that: (i) the provisions of this Section 5.07 impose reasonable restraints on Sellers in light of the activities and business of Sellers on the date hereof and the current business plans of Sellers; (ii) the covenants in this Section 5.07 are intended by each Party to, and will, be construed as an agreement independent of any other provision in this Agreement and will not be affected by any breach of any other provision hereof by any Party, and the existence of any claim or cause of action of Sellers against Buyer, whether

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predicated on this Agreement or otherwise, will not constitute a defense to the enforcement by Buyer of any of the covenants in this Section 5.07; (iii) this Section 5.07 is a material and substantial part of the transactions contemplated by this Agreement; and (iv) the provisions of Section 7.12 shall be applicable to the enforcement of Buyer’s rights under this Section 5.07.

(c)               It is the intention of each of the Parties that if any of the restrictions or covenants contained in Section 5.07(c)(ii) is held by a court of competent jurisdiction to cover a geographic area or to be for a length of time that is not permitted by Law, or is in any way construed by a court of competent jurisdiction to be too broad or to any extent invalid, such provision shall not be construed to be null, void and of no effect, but to the extent such provision would be valid or enforceable under Law, a court of competent jurisdiction shall construe and interpret or reform such Section 5.07(c)(ii) to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained in Section 5.07(c)(ii)) as shall be valid and enforceable under such Law. Sellers acknowledge that any breach of the terms, conditions or covenants set forth in Section 5.07(c)(ii) shall be competitively unfair and may cause irreparable damage to Buyer.

Section 5.08.      Cease of Use of Seller Names. Sellers shall (a) following the Closing, not use the trademarks or service marks or any other tradename of Sellers including but not limited to Water Now, HydraSpin, USA, HydraSpin, or any similar term in its name and (b) within a reasonable time following the Closing, change their names to delete any reference to the same and take such actions as are necessary to consummate such name changes, including the making of any filings with any appropriate Governmental Body as shall be necessary to amend its Fundamental Documents or amend any of its qualifications in all applicable jurisdictions to reflect such changes of name. Buyer shall have all of Sellers’ rights to use and adopt such names.

Section 5.09.      Further Assurances. At any time and from time to time after the Closing, Sellers shall, at the request of Buyer and without further consideration and to the extent permitted by applicable Law, execute and deliver such further instruments or documents and take all such further action as Buyer may reasonably request in order to evidence or otherwise implement the consummation of this Agreement; provided, however, that nothing in this Section 5.09 shall require Sellers to pay any consent fee (or make any other payment to a counterparty), or prohibit the dissolution of Sellers.

Section 5.10.      Customer and Other Business Relationships. After the Closing, Sellers will not interfere with Buyer in its efforts to continue and maintain for the benefit of Buyer those business relationships of Sellers existing prior to the Closing and relating to the Business to be operated by Buyer after the Closing, including relationships with lessors, employees, regulatory authorities, licensors, customers, suppliers and others, and Sellers will satisfy all of its remaining Liabilities in a manner that is not detrimental to any of such relationships. Sellers will refer to Buyer all inquiries relating to such business. Sellers shall not take any action that would tend to diminish the value of the Assets after the Closing or that would interfere with the business of Sellers or Buyer to be engaged in after the Closing, including disparaging the name or business of Sellers or Buyer.

Section 5.11.      Removing Excluded Assets. Within a reasonable time following the Closing Date, Sellers shall remove all Excluded Assets from all Leased Real Property to be

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occupied by Buyer. Such removal shall be done in such manner as to avoid any damage to the Leased Real Property and other properties to be occupied by Buyer and minimize any disruption of the business operations to be conducted by Buyer after the Closing. Any damage to the Assets or to the Leased Real Property resulting from such removal shall be paid by Sellers at the Closing. Should Sellers fail to remove the Excluded Assets as required by this Section, Buyer shall have the right, but not the obligation, (a) to remove the Excluded Assets at Sellers’ sole cost and expense; (b) to store the Excluded Assets and to charge Sellers all storage costs associated therewith; (c) to treat the Excluded Assets as unclaimed and to proceed to dispose of the same under the laws governing unclaimed property; or (d) to exercise any other right or remedy conferred by this Agreement or otherwise available at law or in equity. Sellers shall promptly reimburse Buyer for all costs and expenses incurred by Buyer in connection with any Excluded Assets not removed by Sellers within a reasonable time following the Closing Date.

Section 5.12.      Reports and Returns. Sellers shall promptly after the Closing prepare and file all reports and returns required by Law relating to the business of Sellers as conducted using the Assets, to and including the Effective Date.

Section 5.13.      Retention of and Access to Records. After the Closing Date, Sellers shall retain for a period consistent with Sellers’ record-retention policies and practices those Records of Sellers relating to the Business. Sellers also shall provide Buyer and its Representatives reasonable access thereto, during normal business hours and on at least three (3) days’ prior written notice, to enable them to prepare financial statements or tax returns or deal with tax audits.

Section 5.14.      Employees of Sellers. As of the Closing Date, the employment of all employees of Sellers shall be terminated, and Buyer shall rehire such employees on such terms as it deems appropriate.

Section 5.15.      No Negotiations.

(a)               Until such time, if any, as this Agreement is terminated pursuant to Section 7.01, Sellers will, and will cause each of their Affiliates or any of their Representatives not to, directly or indirectly solicit, initiate or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to any Person (other than Buyer) relating to an Acquisition Proposal.

(b)               As used herein, the term “Acquisition Proposal” means any binding or non-binding agreement, expression of interest, inquiry, offer, proposal, plan, understanding or arrangement contemplating (i) a merger or consolidation involving Sellers; (ii) the sale, lease or other disposition, directly or indirectly, by merger, consolidation, sale of equity securities, share or interest exchange or otherwise, of all or a significant portion of the assets or equity securities of Sellers or the Business; (iii) the sale or other disposition by Sellers (including by way of merger, consolidation, share or interest exchange or any similar transaction) or issuance of securities (or options, rights or warrants to purchase, or securities convertible into, such securities) of Sellers, or (iv) the recapitalization, restructuring, liquidation, or dissolution of Sellers.

(c)               Notwithstanding the provision of Section 5.15 (a), prior to the occurrence of the approval of the transactions contemplated hereby by the Water Now shareholders, Water

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Now may withhold, withdraw, amend or modify its approval of this Agreement if it receives a bona fide third-party, unsolicited written Acquisition Proposal that Water Now’s board of directors reasonably concludes in good faith, after consultation with outside legal counsel, constitutes or would constitute a superior Acquisition Proposal, which if accepted, is reasonably likely to be consummated (taking into account all legal, financial and regulatory aspects of the proposal, the likelihood of the proposal being financed and the Person making the proposal), and would, if consummated, result in a transaction more favorable to Water Now’s stockholders from a financial point of view than the transactions contemplated by this Agreement.

Section 5.16.      Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other Transaction Documents (including any real property transfer Tax and any other similar Tax) shall be borne and paid by Buyer when due. Buyer shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Sellers shall cooperate with respect thereto as reasonably necessary).

Article VI
INDEMNIFICATION

Section 6.01.      Indemnification. Indemnification of the Buyer. Except as provided in Section 6.05 and Section 6.06, from and after the Closing Date, the Sellers shall indemnify, defend and hold harmless the Buyer and its Affiliates and their respective shareholders, members, partners, officers, directors, agents and Representatives (collectively, the “Buyer Indemnified Parties”) from and against any and all Indemnifiable Costs incurred in enforcing this Section 6.01 or in connection with, related to or arising out of:

(i)                 misrepresentation or breach of any representation or warranty given or made by Sellers pursuant to this Agreement;

(ii)              any nonfulfillment or breach of any obligation, covenant or agreement on the part of Sellers contained in this Agreement;

(iii)            any Liability other than Assumed Liabilities; and

(iv)             any Claims against Buyer by the shareholders, directors, officers and/or employees of the Sellers.

Section 6.02.      Indemnification of the Sellers. Except as provided in Section 6.05 and Section 6.06, from and after the Closing, the Buyer shall indemnify, defend and hold harmless the Sellers, and their respective shareholders, partners, officers, directors, agents and Representatives (collectively, the “Seller Indemnified Parties” and together with the Buyer Indemnified Parties, each an “Indemnified Party” and collectively, the “Indemnified Parties”) from and against any and all Indemnifiable Costs incurred in enforcing this Section 6.02 or in connection with, related to or arising out of:

(i)                 misrepresentation or breach of any representation or warranty given or made by the Buyer pursuant to this Agreement; and

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(ii)               any nonfulfillment or breach of any obligation, covenant or agreement on the part of the Buyer contained in this Agreement.

Section 6.03.      Defense of Claims.

(a)               Against any Buyer Indemnified Party.

(i)                 If any legal Proceeding shall be instituted, or any Claim made, against any Buyer Indemnified Party in respect of which Sellers may be liable hereunder (collectively, the “Seller Indemnifying Parties”), the Buyer Indemnified Party shall give prompt written notice (but not less than thirty (30) calendar days following such Buyer Indemnified Party’s Knowledge of such claim) thereof to the Sellers and, except as otherwise provided in Section 6.04, the Sellers shall have the right to assume the defense of any such Proceeding or Claim at its sole cost and expense and the Buyer Indemnified Party shall extend reasonable cooperation in connection with such defense; provided however, that if in the reasonable judgment of the Buyer, the Seller Indemnifying Parties and the Buyer have potentially conflicting defenses in such Proceeding or Claim, or such Proceeding or Claim would have a material ongoing effect on the Buyer Indemnified Parties, or any successors thereto, the Buyer shall have the right to defend any such Proceeding or Claim at Buyer’s sole cost and expense, and the Seller Indemnifying Parties shall extend reasonable cooperation in connection with such defense.

(ii)              If the Sellers fails or refuses to assume the defense of such Proceeding or Claim within a reasonable length of time, the Buyer Indemnified Parties shall be entitled to defend the same, and the Seller Indemnifying Parties shall be liable to repay the Buyer Indemnified Parties for all Indemnifiable Costs incurred in connection with said defense (including settlement payments).

(b)               Against the Seller.

(i)                 If any legal Proceeding shall be instituted, or any Claim made, against a Seller Indemnified Party in respect of which the Buyer may be liable hereunder, the Seller Indemnified Party shall give prompt written notice thereof (but not less than ten calendar days following such Seller Indemnified Party’s Knowledge of such claim) to the Buyer and, except as otherwise provided in Section 6.04, the Buyer shall have the right to assume the defense of any such Proceeding or Claim at its sole cost and expense and the Seller Indemnified Party shall extend reasonable cooperation in connection with such defense.

(ii)              If the Buyer fails or refuses to assume the defense of such Proceeding or Claim within a reasonable length of time, the Seller Indemnified Parties shall be entitled to defend the same, and the Buyer shall be liable to repay the Seller Indemnified Parties for all Indemnifiable Costs incurred in connection with said defense (including settlement payments).

Section 6.04.      Tax Indemnification, Etc. Notwithstanding any other provision herein, the Sellers shall indemnify, defend and hold harmless the Buyer Indemnified Parties from and against any Indemnifiable Costs relating or attributable to (i) all Taxes (or the non-payment thereof) of Sellers for the Pre-Closing Tax Period or Pre-Closing Tax Period portion of a Straddle

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Tax Period and (ii) any and all Taxes of any Person imposed on Buyer as a transferee or successor, by Contract or pursuant to any Law (but excluding any Taxes payable by Buyer pursuant to Section 5.17), which Taxes relate to an event or transaction occurring on or prior to the Closing. The Sellers shall reimburse the Buyer Indemnified Party for any Taxes of Sellers that are the responsibility of the Sellers pursuant to this Section 6.04 within fifteen (15) Business Days after payment of such Taxes by the Buyer Indemnified Party.

Section 6.05.      Survival. The representations and warranties contained in this Agreement or the other Transaction Documents, shall survive the Closing until the date that is 12 months following the Closing Date. The covenants and other agreements of the Parties contained in this Agreement and the other Transaction Documents shall survive the Closing Date until they are otherwise terminated by their terms or until dissolution of the Sellers. The period from the Closing until the date upon which any representation or warranty contained herein shall terminate, if any, is referred to herein as the “Survival Period.”

(a)               No Indemnified Party shall be entitled to make any Claim with respect to such representations or warranties after the expiration of the applicable Survival Period, except that each Claim initiated by an Indemnified Party prior to the expiration of the applicable Survival Period shall survive until it is settled or resolved.

(b)               All indemnification rights hereunder shall survive the execution and delivery of the Transaction Documents and the consummation of the transactions contemplated hereby and thereby indefinitely.

Section 6.06.      Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 6.07.      Escrow Account.

(a)               Buyer and Seller shall enter into an escrow agreement, substantially in the form of Exhibit B, to be dated and executed prior to the Closing Date between Sellers, Buyer and the Retention Escrow Agent, with respect to the Retention Escrow Amount (the “Escrow Agreement”). Any amounts owing in respect of Indemnifiable Costs owed by Sellers to Buyer Indemnified Parties shall be limited to the extent of the remaining portion of the Retention Escrow Amount then held in the Retention Escrow Account. Sellers shall have no liability for any Indemnifiable Costs to the extent Claims therefor exceed such remaining portion of the Retention Escrow Amount then held in the Retention Escrow Account.

(b)               Subject to the provisions of the Escrow Agreement, Sellers hereby acknowledges and consents to the Buyer Indemnified Parties’ right to collect from the Retention

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Escrow Account the amount of any Losses payable to any Buyer Indemnified Party by Sellers in accordance with this Agreement.

(c)               Subject to the provisions of the Escrow Agreement, Buyer acknowledges, that Sellers shall be entitled to all proceeds of the Retention Escrow Account that remain after the term of the Escrow Agreement.

Section 6.08.      Limitations Regarding Indemnification.

(a)               No Buyer Indemnified Party shall be entitled to indemnification hereunder unless and until the aggregate amount of all Indemnifiable Costs exceeds $25,000, whereupon Sellers, jointly and severally, shall be liable for all Indemnifiable Costs in excess of such amount.

(b)               All Indemnifiable Costs sought by any Party hereunder shall be net of any insurance proceeds received by such Person with respect to such Claim or tax benefits to the extent actually received by such Person as a result of an indemnified claim, net of the costs of collection of such insurance proceeds or tax claim.

(c)               Each party agrees to use reasonable efforts to mitigate any liability that may result in a claim for Indemnifiable Costs hereunder.

(d)               FROM AND AFTER THE CLOSING, THE REMEDIES OF THE PARTIES SPECIFICALLY PROVIDED BY THIS ARTICLE VI SHALL BE THE SOLE AND EXCLUSIVE REMEDIES OF THE PARTIES FOR ALL MATTERS ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY; PROVIDED, HOWEVER, THAT NOTHING HEREIN SHALL LIMIT A PARTY’S RIGHT TO SEEK SPECIFIC PERFORMANCE OR INJUNCTIVE RELIEF IN CONNECTION WITH ANOTHER PARTY’S OBLIGATIONS UNDER THIS AGREEMENT, IT BEING ACKNOWLEDGED THAT MONETARY DAMAGES DUE TO THE NON-DEFAULTING PARTY IN SUCH CASE MAY NOT BE ADEQUATELY DETERMINED AT LAW.

Article VII
MISCELLANEOUS

Section 7.01.      Termination. This Agreement may be terminated at any time prior to the Closing:

(a)               By mutual written consent of Sellers and Buyer;

(b)               By either Buyer, on the one hand, or Sellers, on the other hand, if there has been a breach on the part of the other Party(ies) in the representations and warranties or covenants set forth in this Agreement, or if events have occurred which have made it impossible to satisfy a condition precedent to the terminating Party’s obligations to consummate the transactions contemplated hereby, unless such terminating Party’s willful breach of this Agreement has caused the condition to be unsatisfied;

(c)               By either Sellers or Buyer if the Closing has not occurred on or prior to October 31, 2020 (the “Outside Date”), by reason of the failure of any condition precedent under

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Article II hereof; provided that neither Buyer nor Sellers will be entitled to terminate this Agreement pursuant to this Section 7.01(c) if such Person’s willful breach of this Agreement has prevented satisfaction of the conditions or the consummation of the transactions contemplated hereby at or prior to such time; or

(d)               By any Party if the Water Now Shareholder Approval is not obtained on or before the Outside Date.

(e)               By Sellers pursuant to: (i) the provisions of Section 5.16 (c), provided, however, shall Sellers terminate pursuant to circumstances arising out of such provision, Sellers shall pay to Buyer a break-up fee equal to (a) all amounts provided to Sellers as Deposits (including but not limited to the deposit provided for on execution of the letter of intent and the additional sum of Fifty Thousand Dollars ($50,000) provided on July 29th, 2020) plus (b) the sum of Three Million Dollars ($3,000,000.00); or (ii) pursuant to the provisions of Section 7.01 (a) or (d), provided, however, Buyer and Seller shall mutually agree as to the application of the Deposits to Sellers.

Section 7.02.      Effect of Termination. In the event of termination of this Agreement by either Buyer or Sellers as provided above, this Agreement will become void and there will be no liability on the part of any Party to this Agreement to any other Party, except that nothing herein will relieve any Party from any breach of this Agreement prior to such termination.

Section 7.03.      Parent Guaranty. Parent hereby guarantees, jointly and severally with Buyer, all obligations of Buyer hereunder.

Section 7.04.      Amendments and Modifications; Waivers. Any amendment, change, supplement or other modification of this Agreement or to the Transaction Documents shall be void unless in writing and signed by the Buyer and the Sellers. No failure or delay by any Party in exercising any right, power or privilege (and no course of dealing between or among any of the Parties) shall operate as a waiver of any such right, power or privilege. No waiver of any default on any one occasion shall constitute a waiver of any subsequent or other default. No single or partial exercise of any such right, power or privilege shall preclude the further or full exercise thereof.

Section 7.05.      Notices. All notices and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid); (b) sent by facsimile or e-mail with confirmation of transmission by the transmitting equipment; or (c) received or rejected by the addressee, if sent by certified mail, return receipt requested, in each case to the following addresses, facsimile numbers or e-mail addresses and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number, e-mail address or person as a party may designate by notice to the other parties):

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If to Parent or Buyer:

RigMax H2O, LLC

504 Medical Center Drive, Suite 300

Conroe, Texas 77304

Attention: Truman Wright, Chief Executive Officer

Tel. No.: 281-889-3361

Email: Truman.Wright@rigmax.com

With a copy to:

Selman Munson & Lerner, P.C.

9821 Katy Freeway, Suite 875

Houston, Texas 77024

Attention: Joseph L. Page

Fax No.: 713. 827.1413

Tel No.: 713. 400.1553

Email: JPage@SelmanMunson.com

If to the Sellers:

Water Now, Inc.

5000 South Freeway, Suite 110

Fort Worth, Texas 76115

Attention: David King, Chief Executive Officer

Tel. No.: 817.900-9184

Email: dgktex@yahoo.com

With a copy to:

Gray Reed & McGraw LLP

1601 Elm Street, Suite 4600

Dallas, Texas 75201

Attention: George L. Diamond

Fax No.: 214.953.1332
Tel No.: 214.954.4135

Email: gdiamond@grayreed.com and

Any such notice or communication shall be deemed to have been received (i) when delivered, if personally delivered, (ii) when sent, if sent by facsimile, email or telecopy during normal business hours on a Business Day (or, if not sent during normal business hours on a Business Day, on the next Business Day after the date sent by facsimile or telecopy), and (iii) on

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the next Business Day after dispatch, if sent by nationally recognized, overnight courier guaranteeing next Business Day delivery.

Section 7.06.      No Third Party Beneficiaries; Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective heirs, successors and permitted assigns in accordance with the terms hereof. Nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the Parties or their respective heirs, successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement. This Agreement and a Party’s rights and obligations hereunder shall not be assignable by any Party without the prior written consent of the other Parties.

Section 7.07.      Entire Agreement. This Agreement, the Disclosure Schedule and the other Transaction Documents, constitute the entire agreement between the Parties and supersede all prior and contemporaneous agreements, representations, warranties, statements, promises, information, arrangements and understandings, whether oral or written, express or implied, with respect to the subject matter hereof and thereof. Buyer has not relied on anything other than the foregoing documents.

Section 7.08.      Governing Law; Waiver of Jury Trial; and Consent to Jurisdiction. Governing Law.

(a)               This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Texas without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Texas or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Texas.

(b)               Any dispute or controversy arising in connection with this Agreement or the transactions contemplated by this Agreement, if not settled finally by mutual agreement of the parties, shall be settled finally by arbitration. Any such arbitration shall be conducted in Houston, Texas, pursuant to the commercial rules of arbitration of the American Arbitration Association then in effect. Judgment upon any award rendered pursuant to such arbitration may be entered in any court of competent jurisdiction or application may be made to any such court for enforcement of any such award and the entry of whatever orders are necessary for enforcement thereof.

(c)               EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ITS OR HIS RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY DEALINGS BETWEEN THE PARTIES RELATING TO THE SUBJECT MATTER HEREOF. EACH OF THE PARTIES ALSO WAIVES ANY BOND OR SURETY OR SECURITY UPON SUCH BOND THAT MIGHT, BUT FOR THIS WAIVER, BE REQUIRED OF THE OTHER PARTY. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO THIS AGREEMENT. EACH PARTY FURTHER WARRANTS AND REPRESENTS THAT IT OR HE HAS REVIEWED OR HAD THE OPPORTUNITY TO

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REVIEW THIS WAIVER WITH ITS OR HIS RESPECTIVE LEGAL COUNSEL, AND THAT IT OR HE KNOWINGLY AND VOLUNTARILY WAIVES ITS OR HIS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH SUCH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

Section 7.09.      Invalid Provisions. If any provision of this Agreement is deemed or held to be illegal, invalid or unenforceable, this Agreement shall be considered divisible and inoperative as to such provision to the extent it is deemed to be illegal, invalid or unenforceable, and in all other respects this Agreement shall remain in full force and effect; provided, however, that if any provision of this Agreement is deemed or held to be illegal, invalid or unenforceable there shall be added hereto automatically a provision as similar as possible to such illegal, invalid or unenforceable provision and be legal, valid and enforceable. Further, should any provision contained in this Agreement ever be reformed or rewritten by any judicial body of competent jurisdiction, such provision as so reformed or rewritten shall be binding upon all Parties.

Section 7.10.      Counterparts; Electronic Transmission. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which collectively shall constitute one instrument, and in making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart. Signatures of a Party to this Agreement or other Transaction Documents which are sent to the other Parties by electronic transmission shall be binding as evidence of acceptance of the terms hereof or thereof by such signatory Party, with originals to be circulated to the other Parties in due course.

Section 7.11.      Expenses. Whether or not the Closing takes place, all legal and other costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the Party incurring such costs and expenses unless expressly otherwise provided in this Agreement.

Section 7.12.      No Admission. Nothing herein shall be deemed an admission by Sellers or any of their respective Affiliates, in any Action or proceeding involving a third party, that such third party is or is not in breach or violation of, or in default in, the performance or observance of any term or provision of any contract.

[signature page follows]

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IN WITNESS WHEREOF, each Party has executed, or caused to be executed, this Asset Purchase Agreement as of the date and year first above written.

PARENT:

RigMax, LLC
a Texas limited liability company

By:	/s/ Truman Wright
Truman Wright
President

BUYER:

RigMax H20, LLC
a Texas limited liability company

By:	/s/ Truman Wright
Truman Wright
President

SELLERS:

WATER NOW, INC.
a Texas corporation

By:	/s/ David E. King
David E. King
CEO

HYDRASPIN, INC.
a Texas corporation

By:	/s/ David E. King
David E. King
CEO

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Exhibit “A”

Key Business Employees

David King

Terry Griffin

Thomas Olson

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Exhibit “B”

Escrow Agreement

Agreement shall be agreed upon by and between Sellers and Buyer on or before August 28, 2020 and executed prior to Closing